UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 4, 2013

MVP REIT, INC.
 (Exact name of registrant as specified in its charter)

Maryland	333-180741	45-4963335
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8880 WEST SUNSET ROAD, SUITE 240
LAS VEGAS, NEVADA 89148
(Address of principal executive offices)
(Zip Code)

Registrant’s telephone number, including area code: (702) 227-0965

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other.

LAS VEGAS, Nev. (June 05, 2013) – MVP REIT, Inc., a publicly registered, non-traded hybrid real estate investment trust, announced today that its board of directors has approved an increase in its monthly distribution.  The current distribution rate is equal to an annualized distribution rate of 6.7 percent, or $0.05025 monthly, assuming a purchase price of $9.00 per share. The annualized distribution rate, previously 6.2 percent, will increase with the June distribution, to be paid on July 10, 2013 to stockholders of record as of June 24, 2013.  The Board has provided management the authorization in the future to raise the annualized distribution rate up to 7.0 percent depending on the performance of MVP REIT. This statement corrects a statement dated June 4, 2013 which had an erroneous annualized distribution rate.

MVP REIT anticipates paying future distributions monthly in arrears, with a record date on the 24th of each month and distributions paid on the 10th day of the following month (or the next business day if the 10th is not a business day).

No assurance can be given that distributions will continue to be paid at this rate. The board of directors may at any time change the distribution rate or suspend payment of distributions if it determines that such action is in the best interest of MVP REIT and its shareholders. In addition, initial distributions may be paid from offering proceeds rather than funds from operations and therefore may represent a return of capital. MVP REIT’s long-term strategy is to fund the payment of monthly distributions entirely from its funds from operations.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press release dated June 5, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  June 5, 2013

MVP REIT, INC.

By: __/s/ Dustin Lewis_______________

       Dustin Lewis

       Chief Financial Officer